EXHIBIT 10.1
Amendment No. 3 to Employment Agreement
between JMGT, LLC, Jushi Holdings, Inc. and James Cacioppo
This Amendment No. 3 (“Agreement”) is entered into by and between JMGT, LLC (“Company”), Jushi Holdings, Inc. (“Parent”) and James Cacioppo (“Executive”) (collectively the “Parties”).
    WHEREAS, effective January 1, 2022, the Parties entered into an Employment Agreement and as amended on March 14, 2023 and November 15, 2023 (the “Employment Agreement”). Capitalized terms, to the extent not defined herein, shall be as defined in the Employment Agreement;
WHEREAS, the Employment Agreement provides that on or before January 1, 2025 Executive is entitled to receive an option to purchase three million (3,000,000) subordinate voting shares of Parent (the “Shares”) (the “2024 LTI Award”);
WHEREAS, on April 17, 2019, as part of a long-term incentive, the Parent issued the Executive an option to purchase 2,385,000 Shares, with an exercise price of $2.00 per Share which is fully vested and pursuant to which 2,385,000 Shares are issuable pursuant to the exercise of such option as of August 14, 2024 (the “2019 LTI Award”);
WHEREAS, on July 28, 2022, as part of a long-term incentive, the Parent issued the Executive an option to purchase 3,000,000 Shares, with an exercise price of $1.93 per Share which is fully vested and pursuant to which 3,000,000 Shares are issuable pursuant to the exercise of such option as of August 14, 2024 (the “2022 LTI Award”);
WHEREAS, in order to assist the Company in managing the share reserve under Company’s 2019 Equity Incentive Plan (“Plan”), Executive, after consultation with the Company’s Board of Directors (“Board”), has consented to cancel his 2019 LTI Award and 2022 LTI Award and waive his 2024 LTI Award. Instead, Executive will receive an option to purchase 5,385,000 Shares pursuant to the Plan on the first date such grant may be made in compliance with applicable U.S. and Canadian securities laws and applicable stock exchange rules, with the grant date to be after the expiration of a 30-day period measured from the cancellation date (“New Option Grant”). The New Option Grant will have an exercise price per Share equal to the fair market value (as defined in the Plan) per Share on the applicable grant date; provided that such exercise price shall not be lower than the greater of the closing price of the subordinate voting shares of the Company as quoted on the Canadian Securities Exchange (converted to US dollars): (1) on the New Option Grant date; or (2) the trading day immediately prior to the New Option Grant date to the extent required by applicable U.S. and Canadian securities laws;
WHEREAS, 50% of the Shares subject to the New Option Grant will be vested on the grant date and the remaining 50% of those Shares vest on the one (1) year anniversary of the grant date, subject to Executive’s continued service relationship with the Company through such date; and
WHEREAS, the Executive’s right to exercise the New Option Grant will be subject to certain restrictions on exercise as set forth in the option agreement providing for such New Option Grant.
    NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree to the following:
1.    Executive hereby waives his right to receive the 2024 LTI Award and agrees to cancel his outstanding 2019 LTI Award and his outstanding 2022 LTI Award. Instead, Executive will receive the New Option Grant which will, among other things, be 50% vested on the grant date and 50 % of the Shares subject to the New Option Grant will vest on the one (1) year anniversary of the grant date, subject to Executive’s continued service relationship with the Company through such date. The New Option Grant will be subject to certain restrictions on exercise as set forth in the option agreement providing for such New Option Grant.
2.    Section 3(d) of the Employment Agreement entitled “Expenses” and Section 26 of the Employment Agreement entitled “Code Section 409A Compliance” is hereby incorporated into this Agreement in full by reference.
3.    By signing this Agreement, Executive acknowledges and agrees that, notwithstanding anything to the contrary in any agreement between Executive and the Company, or any of its affiliates, including, but not limited to the Employment Agreement and any equity award or any program, plan or arrangement of the Company, the Parent, or any of the Company or the Parent’s affiliates, the changes to Executive’s Employment Agreement made pursuant to this Agreement have been implemented with Executive’s consent, and shall not constitute “Good Reason” for Executive to resign from the Company or a breach of any obligation of the Company, the Parent, or any of the Company or the Parent’s affiliates to the Executive.
4.    Except to the extent otherwise agreed by the parties in writing, the waiver of Executive’s 2024 LTI Award and the cancellation of the Executive’s outstanding 2019 LTI Award and outstanding 2022 LTI Award shall be a one-time change, and shall not impact the payment of any subsequent LTI Award that may become due and payable pursuant to the Employment Agreement.
5.    Except as otherwise provided herein, nothing in this Agreement constitutes a waiver of any other compensation or benefits to which Executive may be entitled or a waiver of any of Executive’s rights under any agreement between Executive and the Company and/or the Parent.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE
Dated:	August 14, 2024	By:	/s/ James Cacioppo
James Cacioppo

COMPANY
JMGT, LLC
Dated:	August 14, 2024	By:	/s/ Jon Barack
Jon Barack
Title Authorized Representative

PARENT
Jushi Holdings, Inc.
Dated:	August 14, 2024	By:	/s/ Jon Barack
Jon Barack
Title President